Exhibit 99.1

MOODY'S CORPORATION REPORTS RESULTS FOR THIRD QUARTER 2013

  3Q13 revenue of $705.5 million up 2% from 3Q12
  3Q13 operating income of $291.5 million up 8% from 3Q12
  3Q13 GAAP EPS of $0.83 up 2% from 3Q12 GAAP EPS of $0.81 and up 11% from 3Q12 non-GAAP EPS of $0.75
  FY 2013 non-GAAP EPS guidance range is now $3.51 to $3.57

NEW YORK--(BUSINESS WIRE)--October 25, 2013--Moody’s Corporation (NYSE:MCO) today announced results for the third quarter 2013.

SUMMARY OF RESULTS FOR THIRD QUARTER 2013

Moody’s reported revenue of $705.5 million for the three months ended September 30, 2013, up 2% from $688.5 million for the third quarter of 2012. Operating expenses for the third quarter of 2013 totaled $414.0 million, 1% lower than the prior-year period. Operating income for the quarter was $291.5 million, an 8% increase from $269.7 million for the same period last year. Adjusted operating income, defined as operating income before depreciation and amortization, was $314.9 million, a 7% increase from $293.8 million last year. Diluted earnings per share of $0.83 increased 2% from GAAP EPS of $0.81 in the third quarter of 2012 and increased 11% from non-GAAP EPS in the prior-year period of $0.75, which excludes a legacy tax benefit of $0.06 per share.

“Moody’s achieved year-on-year revenue, operating income and EPS growth in the third quarter, despite challenging comparisons to the prior year as well as volatile market conditions," said Raymond McDaniel, President and Chief Executive Officer of Moody’s. "These conditions were expected, and as we approach year-end, we have refined our 2013 EPS guidance range to $3.51 to $3.57.”

THIRD QUARTER REVENUE

For Moody’s Corporation overall, global revenue of $705.5 million for the third quarter of 2013 was up 2% from the third quarter of 2012. U.S. revenue of $391.0 million and non-U.S. revenue of $314.5 million for the third quarter of 2013 increased 3% and 1%, respectively, from the third quarter of 2012. Revenue generated outside the U.S. represented 45% of Moody’s total revenue for the quarter, consistent with the year-ago period.

Global revenue for Moody’s Investors Service (“MIS”) for the third quarter of 2013 was $478.1 million, up 1% from the prior-year period. U.S. revenue of $290.1 million for the third quarter of 2013 was flat to the third quarter of 2012. Revenue generated outside the U.S. of $188.0 million increased 2% from the year-ago period. The impact of foreign currency translation on MIS revenue was negligible.

Within MIS, global corporate finance revenue of $233.0 million in the third quarter of 2013 increased 6% from the prior-year period, reflecting increased bank loan issuance in the U.S. and EMEA, as well as increased monitoring revenue in all regions. Corporate finance revenue was flat in the U.S. compared to the third quarter of 2012, while non-U.S. revenue increased 18 percent.

Global structured finance revenue totaled $83.5 million for the third quarter of 2013, reflecting a 10% decrease from a year earlier. U.S. structured finance revenue grew 3% from the year-ago period, primarily due to commercial real estate issuance. Non-U.S. structured finance revenue declined 27%, reflecting weaker issuance volumes across the regions outside the U.S.

Global financial institutions revenue of $78.9 million in the third quarter of 2013 decreased 5% compared to the prior-year period. U.S. and non-U.S. financial institutions revenue decreased 3% and 6%, respectively, primarily from a decline in issuance activity by smaller banking institutions.

Global public, project and infrastructure finance revenue was $82.7 million for the third quarter of 2013, an increase of 7% from the third quarter of 2012. U.S. and non-U.S. revenue were up 1% and 20%, respectively, from the prior-year period, primarily due to gains in infrastructure finance globally, largely offset by lower public finance issuance in the U.S.

Global revenue for Moody’s Analytics (“MA”) for the third quarter of 2013 was $227.4 million, up 6% from the third quarter of 2012. In the U.S., MA revenue of $100.9 million for the third quarter of 2013 increased 14% from the prior-year period. Outside the U.S., revenue of $126.5 million was flat compared to the same quarter of 2012. The impact of foreign currency translation on MA revenue was negligible.

Revenue from research, data and analytics of $133.7 million increased by 8% from the prior-year period, reflecting strong customer retention and solid demand for MA's research offerings. Enterprise risk solutions revenue of $64.4 million was up 1% against a strong prior-year period. Revenue from professional services of $29.3 million was up 10% from the prior-year period, reflecting strong growth in revenue from Copal Partners, partially offset by softness in the training and certification business.

THIRD QUARTER OPERATING EXPENSES, OPERATING INCOME, AND EFFECTIVE TAX RATE

Third quarter 2013 operating expenses for Moody’s Corporation were $414.0 million, 1% less than the prior-year period, primarily due to lower incentive compensation, partially offset by increased headcount and higher technology expenses. Operating income of $291.5 million for the quarter increased 8% from $269.7 million for the same period last year. The impact of foreign currency translation on operating expenses and operating income for the quarter was favorable by 1 percent. Moody’s reported operating margin for the third quarter of 2013 was 41.3%, which was up from 39.2% in the third quarter of 2012. Adjusted operating margin of 44.6% for the third quarter of 2013 was up from 42.7% for the same period last year.

Moody’s effective tax rate was 29.1% for the third quarter of 2013, compared with 29.5% for the prior-year period.

YEAR-TO-DATE RESULTS

Moody’s Corporation revenue for the first nine months of 2013 totaled $2,193.3 million, an increase of 11% from $1,976.1 million for the same period of 2012. The impact of foreign currency translation on revenue for the first nine months was negligible. Revenue at MIS totaled $1,536.6 million for the first nine months of 2013, an increase of 12% from the same period in 2012. MA revenue rose 8% from the first nine months of 2012 to $656.7 million.

Expenses for the first nine months of 2013 totaled $1,270.6 million, 10% higher than a year ago, and included costs associated with the first quarter 2013 litigation settlement. The year-to-date impact of foreign currency translation on expenses was favorable by 1 percent. Year-to-date operating income of $922.7 million grew 13% from $817.2 million for the same period of 2012. Diluted earnings per share of $2.66 for the first nine months of 2013, which included the litigation settlement charge of $0.14, increased 14% from $2.34 in the first nine months of 2012. Excluding the litigation settlement charge in the first quarter of 2013 and a legacy tax benefit in the third quarter of 2012, non-GAAP diluted earnings per share of $2.80 for the first nine months of 2013 grew 23% from $2.28 for the same period in 2012.

CAPITAL ALLOCATION AND LIQUIDITY

During the third quarter of 2013, Moody’s repurchased 6.2 million shares at a total cost of $397.2 million, and issued 0.9 million shares under employee stock-based compensation plans. Outstanding shares as of September 30, 2013 totaled 215.1 million, reflecting a 3% decline from a year earlier. As of September 30, 2013, Moody’s had $0.9 billion of share repurchase authority remaining under its current program. At quarter-end, Moody’s had $2.1 billion of outstanding debt and $1.0 billion of additional debt capacity available under its revolving credit facility. Total cash, cash equivalents and short-term investments at quarter-end were $2.0 billion, an increase of $503.5 million from a year earlier, primarily reflecting Moody’s August 2013 bond offering of $500 million of senior unsecured notes. Free cash flow for the first nine months of 2013 of $622.5 million increased $161.7 million from the same period a year ago.

ASSUMPTIONS AND OUTLOOK FOR FULL-YEAR 2013

Moody’s outlook for 2013 is based on assumptions about many macroeconomic and capital market factors, including interest rates, corporate profitability and business investment spending, merger and acquisition activity, consumer borrowing and securitization, and the amount of debt issued. There is an important degree of uncertainty surrounding these assumptions and, if actual conditions differ, Moody’s results for the year may differ materially from the current outlook. Our guidance assumes foreign currency translation at end-of-quarter exchange rates.

Moody’s full-year 2013 non-GAAP EPS guidance range, which excludes the impact of the litigation settlement charge, is now $3.51 to $3.57. For Moody’s overall, the Company still expects full-year 2013 revenue to grow in the high-single-digit percent range. Full-year 2013 operating expenses are still projected to increase in the mid-single-digit percent range. Full-year 2013 operating margin is still projected to be 41 to 42 percent and adjusted operating margin for the year is still expected to be 44 to 45 percent. Guidance ranges for operating expenses, operating margin and adjusted operating margin all include the first quarter litigation settlement charge. The effective tax rate is now expected to be approximately 31 percent. Full-year 2013 total share repurchases are still expected to be approximately $1 billion, subject to available cash, market conditions and other ongoing capital allocation decisions. Capital expenditures are still projected to be approximately $50 million. The Company still expects approximately $100 million in depreciation and amortization expense. Free cash flow is still expected to be approximately $850 million.

Certain components of 2013 revenue guidance have been modified to reflect the Company’s current view of business conditions. For the global MIS business, revenue for full-year 2013 is still expected to increase in the high-single-digit percent range. U.S. MIS revenue is still expected to increase in the high-single-digit percent range, while non-U.S. MIS revenue is now expected to increase in the mid-single-digit percent range. Corporate finance revenue is now projected to grow in the mid-teens percent range. Revenue from structured finance is still expected to decrease in the low-single-digit percent range, while revenue from financial institutions is still expected to grow in the low-single-digit percent range. Public, project and infrastructure finance revenue is now expected to increase in the mid-single-digit percent range.

For MA, full-year 2013 revenue is still expected to increase in the high-single-digit percent range. Within the U.S., MA revenue is still expected to increase in the low-double-digit percent range. Non-U.S. revenue is still expected to increase in the mid-single-digit percent range. Revenue from research, data and analytics is still projected to grow in the high-single-digit percent range, while revenue for enterprise risk solutions is now also expected to grow in the high-single-digit percent range. Professional services revenue is now expected to grow in the mid-single-digit percent range.

CONFERENCE CALL

A conference call to discuss third quarter 2013 results will be held this morning, October 25, 2013, at 11:30 a.m. Eastern Time. Individuals within the U.S. and Canada can access the call by dialing +1-877-400-0505. Other callers should dial +1-719-234-7477. Please dial into the call by 11:20 a.m. Eastern Time. The passcode for the call is “Moody’s Corporation.”

The teleconference will be webcast with a slide presentation and can be accessed on Moody's Investor Relations website, http://ir.moodys.com, until 11:59 p.m. Eastern Time, November 23, 2013.

A replay of the teleconference will be available from 3:30 p.m. Eastern Time, October 25, 2013 until 11:59 p.m. Eastern Time, November 23, 2013. The replay can be accessed from within the United States and Canada by dialing +1-888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 9395414.

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ABOUT MOODY'S CORPORATION

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The Corporation, which reported revenue of $2.7 billion in 2012, employs approximately 7,200 people worldwide and maintains a presence in 29 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. Moody’s outlook for 2013 and other forward-looking statements in this release are made as of October 25, 2013, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, the current world-wide credit market disruptions and economic slowdown, which is affecting and could continue to affect the volume of debt and other securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including credit quality concerns, changes in interest rates and other volatility in the financial markets; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government initiatives to respond to the economic slowdown; concerns in the marketplace affecting our credibility or otherwise affecting market perceptions of the integrity or utility of independent agency ratings; the introduction of competing products or technologies by other companies; pricing pressure from competitors and/or customers; the impact of regulation as an NRSRO, the potential for new U.S., state and local legislation and regulations, including provisions in the Dodd-Frank Wall Street Reform and Consumer Protection Act and anticipated regulations resulting from the law; the potential for increased competition and regulation in the EU and other foreign jurisdictions; exposure to litigation related to our rating opinions, as well as any other litigation to which the Company may be subject from time to time; provisions in the Dodd-Frank Act legislation modifying the pleading standards, and EU regulations modifying the liability standards, applicable to credit rating agencies in a manner adverse to rating agencies; provisions of EU regulations imposing additional procedural and substantive requirements on the pricing of services; the possible loss of key employees; failures or malfunctions of our operations and infrastructure; any vulnerabilities to cyber threats or other cybersecurity concerns; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those legacy tax matters and legal contingencies that relate to the Company, its predecessors and their affiliated companies for which Moody’s has assumed portions of the financial responsibility; the ability of the Company to successfully integrate acquired businesses; currency and foreign exchange volatility; a decline in the demand for credit risk management tools by financial institutions; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2012 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Moody's Corporation
Consolidated Statements of Operations (Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
Amounts in millions, except per share amounts	2013		2012		2013		2012

Revenue	$	705.5	$	688.5	$	2,193.3	$	1,976.1

Expenses:
Operating		203.5		207.3		601.4		573.4
Selling, general and administrative		187.1		187.4		599.1		515.8
Depreciation and amortization		23.4		24.1		70.1		69.7
Total expenses		414.0		418.8		1,270.6		1,158.9

Operating income		291.5		269.7		922.7		817.2
Non-operating (expense) income, net
Interest (expense) income, net		(24.4)		(15.3)		(68.1)		(42.2)
Other non-operating (expense) income, net		(3.6)		10.0		12.9		12.6
Total non-operating (expense) income, net		(28.0)		(5.3)		(55.2)		(29.6)
Income before provision for income taxes		263.5		264.4		867.5		787.6
Provision for income taxes		76.7		77.9		261.2		249.9
Net income		186.8		186.5		606.3		537.7
Less: net income attributable to noncontrolling interests		2.9		2.6		8.5		7.8
Net income attributable to Moody's Corporation	$	183.9	$	183.9	$	597.8	$	529.9

Earnings per share attributable to Moody's common shareholders
Basic	$	0.84	$	0.83	$	2.70	$	2.37
Diluted	$	0.83	$	0.81	$	2.66	$	2.34

Weighted average number of shares outstanding
Basic		217.8		222.5		221.1		223.3
Diluted		222.0		226.1		225.1		226.7

Supplemental Revenue Information (Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
Amounts in millions	2013		2012		2013		2012

Moody's Investors Service
Corporate Finance	$	233.0	$	220.7	$	754.2	$	612.7
Structured Finance		83.5		93.1		273.7		278.1
Financial Institutions		78.9		82.7		249.9		239.3
Public, Project and Infrastructure Finance		82.7		77.0		258.8		237.3
Intersegment royalty		19.6		17.8		57.5		52.4
Sub-total MIS		497.7		491.3		1,594.1		1,419.8
Eliminations		(19.6)		(17.8)		(57.5)		(52.4)
Total MIS revenue		478.1		473.5		1,536.6		1,367.4

Moody's Analytics
Research, Data and Analytics		133.7		124.3		393.6		365.9
Enterprise Risk Solutions		64.4		64.0		177.6		163.6
Professional Services		29.3		26.7		85.5		79.2
Intersegment revenue		3.0		3.1		8.5		9.0
Sub-total MA		230.4		218.1		665.2		617.7
Eliminations		(3.0)		(3.1)		(8.5)		(9.0)
Total MA revenue		227.4		215.0		656.7		608.7

Total Moody's Corporation revenue	$	705.5	$	688.5	$	2,193.3	$	1,976.1

Moody's Corporation revenue by geographic area
United States	$	391.0	$	377.9	$	1,209.3	$	1,069.1
International		314.5		310.6		984.0		907.0
	$	705.5	$	688.5	$	2,193.3	$	1,976.1

Non-operating (expense) income, net

	Three Months Ended				Nine Months Ended
	September 30,				September 30,

	2013		2012		2013		2012
Amounts in millions

Interest (expense) / income, net:
Expense on borrowings	$	(23.9)	$	(19.3)	$	(65.4)	$	(52.1)
Income		1.6		1.2		4.0		3.7
Legacy Tax (a)		-		4.4		-		4.4
UTPs and other tax related liabilities (b)		(2.1)		(1.7)		(6.7)		1.8
Capitalized		-		0.1		-		-
Total interest (expense) income, net	$	(24.4)	$	(15.3)	$	(68.1)	$	(42.2)
Other non-operating (expense) income, net:
FX gain/(loss)	$	(5.8)	$	(4.8)	$	6.9	$	(6.0)
Legacy Tax (a)		-		12.8		-		12.8
Joint venture income		2.5		2.3		7.4		6.9
Other		(0.3)		(0.3)		(1.4)		(1.1)
Other non-operating income (expense), net		(3.6)		10.0		12.9		12.6
Total non-operating (expense) income, net	$	(28.0)	$	(5.3)	$	(55.2)	$	(29.6)

(a) The 2012 amounts represent favorable resolutions of Legacy Tax Matters
(b) The nine months ended September 30, 2012 amount contains a benefit of approximately $7 million related to the settlement of state and local income tax audits

Selected Consolidated Balance Sheet Data (Unaudited)

		September 30,	December 31,
		2013	2012
Amounts in millions

Cash and cash equivalents	$	1,835.1	$ 1,755.4
Short-term investments		209.6	17.9
Total current assets		2,782.2	2,525.7
Non-current assets		1,372.3	1,435.2
Total assets		4,154.5	3,960.9
Total current liabilities		897.2	1,164.9
Total debt (1)		2,098.6	1,671.2
Other long-term liabilities		785.3	719.7
Total shareholders' equity		291.9	396.6
Redeemable noncontrolling interest*		81.5	72.3
Total liabilities, redeemable noncontrolling interest and shareholders' equity		4,154.5	3,960.9

Actual number of shares outstanding		215.1	223.3

* Represents a noncontrolling interest related to the November 2011 acquisition of Copal Partners

		September 30,	December 31,
(1) Total debt consists of the following:		2013	2012
Series 2005-1 Notes due 2015 (a)	$	307.3	$ 313.8
Series 2007-1 Notes due 2017		300.0	300.0
2008 Term Loan due 2013 (b)		-	63.8
2010 Senior Notes due 2020 (c)		497.7	497.4
2012 Senior Notes due 2022 (d)		496.4	496.2
2013 Senior Notes due 2024 (e)		497.2	-
Total debt (f)	$	2,098.6	$ 1,671.2

(a)Includes a $7.3 million and $13.8 million fair value adjustment on an interest rate hedge at September 30, 2013 and December 31, 2012, respectively
(b) Final payment made in Q2 2013
(c) Represents $500 million of 5.5% publicly traded Senior Notes which mature on September 1, 2020; the notes were offered to the public at 99.374% of the face amount
(d) Represents $500 million of 4.5% publicly traded Senior Notes which mature on September 1, 2022; the notes were offered to the public at 99.218% of the face amount
(e) Represents $500 million of 4.9% publicly traded Senior Notes which mature on February 15, 2024; the notes were offered to the public at 99.431% of the face amount
(f) Of the total debt shown in the table above, $63.8 million is classified within total current liabilities at December 31, 2012,  and consists of borrowings under the 2008 Term Loan

Financial Information by Segment:

The table below presents revenue, adjusted operating income and operating income by reportable segment. The Company defines adjusted operating income as operating income excluding depreciation and amortization.

	Three Months Ended September 30,
	2013								2012
Amounts in millions	MIS		MA		Eliminations		Consolidated		MIS		MA		Eliminations		Consolidated
Revenue	$	497.7	$	230.4	$	(22.6)	$	705.5	$	491.3	$	218.1	$	(20.9)	$	688.5
Operating, selling, general and administrative		235.6		177.6		(22.6)		390.6		252.1		163.5		(20.9)		394.7
Adjusted operating income		262.1		52.8		-		314.9		239.2		54.6		-		293.8

Depreciation and amortization		12.1		11.3		-		23.4		11.1		13.0		-		24.1
Operating income	$	250.0	$	41.5	$	-	$	291.5	$	228.1	$	41.6	$	-	$	269.7
Adjusted operating margin		52.7%		22.9%				44.6%		48.7%		25.0%				42.7%
Operating margin		50.2%		18.0%				41.3%		46.4%		19.1%				39.2%

	Nine Months Ended September 30,
	2013								2012
	MIS		MA		Eliminations		Consolidated		MIS		MA		Eliminations		Consolidated
Revenue	$	1,594.1	$	665.2	$	(66.0)	$	2,193.3	$	1,419.8	$	617.7	$	(61.4)	$	1,976.1
Operating, selling, general and administrative		756.1		510.4		(66.0)		1,200.5		684.5		466.1		(61.4)		1,089.2
Adjusted operating income		838.0		154.8		-		992.8		735.3		151.6		-		886.9

Depreciation and amortization		34.9		35.2		-		70.1		33.0		36.7		-		69.7
Operating income	$	803.1	$	119.6	$	-	$	922.7	$	702.3	$	114.9	$	-	$	817.2
Adjusted operating margin		52.6%		23.3%				45.3%		51.8%		24.5%				44.9%
Operating margin		50.4%		18.0%				42.1%		49.5%		18.6%				41.4%

Transaction and Relationship Revenue:

The tables below summarize the split between transaction and relationship revenue. In the MIS segment, transaction revenue represents the initial rating of a new debt issuance as well as other one-time fees while relationship revenue represents the recurring monitoring of a rated debt obligation and/or entities that issue such obligations, as well as revenue from programs such as commercial paper, medium-term notes and shelf registrations. In the MA segment, relationship revenue represents subscription-based revenues and software maintenance revenue. Transaction revenue in MA represents software license fees and revenue from risk management advisory projects, training and certification services, and knowledge outsourcing engagements.

	Three Months Ended September 30,
	2013			2012
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	70%	30%	100%	75%	25%	100%
Structured Finance	54%	46%	100%	58%	42%	100%
Financial Institutions	30%	70%	100%	37%	63%	100%
Public, Project and Infrastructure Finance	58%	42%	100%	59%	41%	100%
Total MIS	59%	41%	100%	62%	38%	100%

Moody's Analytics	22%	78%	100%	23%	77%	100%

Total Moody's Corporation	47%	53%	100%	50%	50%	100%

	Nine Months Ended September 30,
	2013			2012
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	74%	26%	100%	73%	27%	100%
Structured Finance	58%	42%	100%	57%	43%	100%
Financial Institutions	35%	65%	100%	37%	63%	100%
Public, Project and Infrastructure Finance	61%	39%	100%	61%	39%	100%
Total MIS	62%	38%	100%	61%	39%	100%

Moody's Analytics	21%	79%	100%	21%	79%	100%

Total Moody's Corporation	50%	50%	100%	49%	51%	100%

Non-GAAP Financial Measures:

The tables below reflect certain adjusted results that the SEC defines as “non-GAAP financial measures” as well as a reconciliation of each non-GAAP measure to its most directly comparable GAAP measure. Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company’s performance, facilitate comparisons to competitors’ operating results and to provide greater transparency to investors of supplemental information used by management in its financial and operational decision-making. These non-GAAP measures, as defined by the Company, are not necessarily comparable to similarly defined measures of other companies. Furthermore, these non-GAAP measures should not be viewed in isolation or used as a substitute for other GAAP measures in assessing the operating performance or cash flows of the Company.

Non-GAAP diluted earnings per share attributable to Moody's common shareholders:

The Company presents this non-GAAP measure to exclude the impact of litigation settlements in the first quarter of 2013 and legacy tax matters in 2012 to allow for a more meaningful comparison of Moody’s diluted earnings per share from period to period. Below is a reconciliation of this measure to its most directly comparable U.S. GAAP amount:

	Three Months Ended September 30,
	2013	2012
Diluted EPS - GAAP	$0.83	$0.81
Legacy tax	-	(0.06)
Diluted EPS - Non-GAAP	$0.83	$0.75

	Nine Months Ended September 30,
	2013	2012
Diluted EPS - GAAP	$2.66	$2.34
Impact of litigation settlement	0.14	-
Legacy tax	-	(0.06)
Diluted EPS - Non-GAAP	$2.80	$2.28

	Projected full-year ended December 31,
	2013
Diluted EPS guidance - GAAP	$3.37 - 3.43
Impact of litigation settlement	$0.14
Diluted EPS guidance - Non-GAAP	$3.51 - 3.57

Adjusted Operating Income and Adjusted Operating Margin:

The table below reflects a reconciliation of the Company’s operating income and operating margin to adjusted operating income and adjusted operating margin. The Company defines adjusted operating income as operating income excluding depreciation and amortization. The Company presents adjusted operating income because management deems this metric to be a useful measure of assessing the operating performance of Moody’s, measuring the Company's ability to service debt, fund capital expenditures, and expand its business. Adjusted operating income excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. Management believes that the exclusion of this item, detailed in the reconciliation below, allows for a more meaningful comparison of the Company’s results from period to period and across companies. The Company defines adjusted operating margin as adjusted operating income divided by revenue.

	Three Months Ended September 30,				Nine Months Ended September 30,
Amounts in millions	2013		2012		2013		2012
Operating income	$	291.5	$	269.7	$	922.7	$	817.2
Depreciation & amortization	23.4		24.1		70.1		69.7
Adjusted operating income	$	314.9	$	293.8	$	992.8	$	886.9
Operating margin		41.3%		39.2%		42.1%		41.4%
Adjusted operating margin		44.6%		42.7%		45.3%		44.9%

Free Cash Flow:

The table below reflects a reconciliation of the Company’s net cash flows from operating activities to free cash flow. The Company defines free cash flow as net cash provided by operating activities minus payments for capital additions. Management believes that free cash flow is a useful metric in assessing the Company’s cash flows to service debt, pay dividends and to fund acquisitions and share repurchases. Management deems capital expenditures essential to the Company’s product and service innovations and maintenance of Moody’s operational capabilities. Accordingly, capital expenditures are deemed to be a recurring use of Moody’s cash flow.

	Nine Months Ended September 30,
Amounts in millions	2013		2012
Net cash flows from operating activities	$	653.5	$	496.0
Capital additions		(31.0)		(35.2)
Free cash flow	$	622.5	$	460.8
Net cash used in investing activities	$	(222.8)	$	(46.1)
Net cash (used in) provided by financing activities	$	(343.2)	$	294.4

CONTACT:
Michael Adler
Senior Vice President
Corporate Communications
212.553.4667
michael.adler@moodys.com
or
Salli Schwartz
Global Head of Investor Relations
212.553.4862
sallilyn.schwartz@moodys.com